Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 9, 2014, relating to the consolidated financial statements and financial statement schedule of School Specialty, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of School Specialty, Inc. for the year ended April 26, 2014.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

December 2, 2014